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Contact:          John Calagna
                  212-578-6252
                  jcalagna@metlife.com

               JOHN M. KEANE NAMED TO METLIFE'S BOARD OF DIRECTORS

NEW YORK, October 21, 2003 - MetLife, Inc. (NYSE: MET) today named John M. Keane, a retired United States Army general, to its board of directors, as well as to the board of Metropolitan Life Insurance Company, its subsidiary. With the addition of Keane, MetLife's board now has 16 members.

"Jack is a superb addition to the MetLife board," said Robert H. Benmosche, chairman of the board and chief executive officer. "Over the course of his distinguished military career, Jack became one of the most decorated military officers in the United States. I'm confident that his experience managing significant operations and budgets, together with his strong leadership ability, will prove to be extremely valuable to MetLife and its shareholders."

Keane served 37 years in the United States Army, rising to the rank of four-star general before he retired on October 2, 2003. Most recently, he held the position of vice chief of staff, where he served as chief operating officer for the U.S. Army. During his four years in that role, he managed operations for more than 1.5 million soldiers and civilians in over 120 countries, as well as an annual budget in excess of $100 billion.

Prior to becoming vice chief of staff, Keane served as the deputy commander-in-chief of the United States Atlantic Command.

Keane received a bachelor's degree in accounting from Fordham University in 1966 and a master's degree in philosophy from Western Kentucky University. In addition, he has received honorary doctorate degrees in law and public service from Fordham University and Eastern Kentucky University, respectively.

Keane's awards and decorations include the Defense Distinguished Service Medal, Distinguished Service Medal, Silver Star, five Legions of Merit, Bronze Star Medal, Ranger Tab, Combat Infantryman's Badge, Master Parachutist Badge and Air Assault Badge.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 12 countries serving approximately 8 million customers.

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